EXHIBIT 10.2.11

Director Compensation Program for 2005

(adopted by the Ask Jeeves Board of Directors, November 4, 2004)

          WHEREAS, this Board and its Compensation Committee has considered market survey data regarding compensation for directors and following such review, and extensive discussion and deliberation, this Committee has recommended and the Board deems it appropriate to approve, the cash and stock compensation program set forth below (which continues the compensation program in effect immediately before this meeting).

NOW, THEREFORE, BE IT RESOLVED, that effective January 1, 2005, the cash compensation for Ask Jeeves directors shall continue as follows:

•	Each non-employee director will receive an annual payment of $15,000, payable in equal quarterly installments on the last day of each quarter, provided that the director is still a member of our Board at such time;

•	Each non-employee director will also receive an additional payment of $1,000 for the fifth and each successive Board meeting in which he participates per year, payable in arrears at the end of each fiscal quarter;

•	For a service on any of the standing committees, (i.e., the audit, compensation or nominating committees):

•	each non-employee committee chairman will receive an additional quarterly payment of $1,250 per chairmanship, payable in arrears each quarter, provided that such director continues to serve as chairperson of the committee on the final day of the quarter then ended; and

•	each other non-employee member of each committee member will receive an additional quarterly payment of $625 per committee on which he serves, in arrears each quarter, provided that such director continues to serve on the committee on the final day of the quarter then ended.

•	However, notwithstanding the foregoing, no payments shall be made for committee service in respect of any year if the committee does not meet at least once during that calendar year.

•	Each non-employee director will also receive an additional payment of $1,000 for the fifth and each successive meeting of the audit, compensation or nominating committee in which he participates per year.

•	For these purposes

•	a meeting will not include an action by written consent but will include any assembly for which official committee minutes are kept (with multi-day meetings treated as a single meeting, and executive sessions treated as separate Board meetings only if no other Board meeting was held on the same day); and

•	each committee shall be tracked separately (such that one director participating in four audit committee meetings and one compensation committee meeting would not receive the special fifth-meeting compensation);

•	In the event that the Board creates any special committees and does not specify the compensation for the committee members thereof, the non-employee director chairperson and non-employee director members of such committee shall receive cash compensation as set forth above for the standing committees.

•	All directors who live outside the greater San Francisco Bay Area will be reimbursed for expenses incurred in connection with attending Board and committee meetings.

RESOLVED, FURTHER, that effective January 1, 2005, the directors’ automatic option grant program shall continue as follows:

•	Initial Election Award of 50,000 Options. Each individual who first becomes a director after January 1, 2005 (other than an individual who was employed by the Company (or any of its subsidiaries) within the six-month period prior to his or her election or appointment to the Board) will automatically be granted options as of the Board election or appointment date to purchase up to 50,000 shares of the Company’s common stock, such options vesting over four years as described below.

•	Continuing Service Awards. On the first business day of each calendar quarter, each non-employee director who, on such date, has served as a director for at least six months will be automatically granted options to purchase up to 3,000 shares of the Company’s common stock (or 4,500 shares, in the case of the chairman of the Board, regardless of whether or not the chairman is at that time an employee of the Company), such options vesting over four quarters as described below.

•	Option Terms. The per share exercise price of each of the foregoing options will be the closing market price of one share of the Company’s common stock on the Nasdaq National Market on the date as of which such option is granted. The term of each option under the non-employee director option grant program will be 10 years from the respective date of grant of the option, subject to earlier termination as set forth in the plan under which the options are granted.

•	Vesting Schedule.

•	Each initial election option will vest over four years with 25% vesting on the first anniversary of the grant date, and the balance vesting in equal monthly installments over the subsequent thirty-six month period.

•	The quarterly continuing service awards will vest over a one-year period, with 25% vesting each quarter, commencing one quarter after the date of grant.

•	If a director ceases to provide services to the Company, the director’s unvested options granted under the non-employee director option grant program will terminate and the director will have 90 days (or one year in the event of the director’s death or disability) to exercise any vested options.

•	As provided in the 1999 Equity Incentive Plan, options granted to directors under the non-employee director option grant program may become vested upon, and may terminate in connection with, certain sales or other dispositions of all or substantially all of the Company’s assets or certain merger or consolidation events in which the options are not to be assumed or continued following the event.